Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended July 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--August 27, 2009--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended July 31, 2009.

Highlights for the quarter include:

  Total revenues increased to $220.2 million,
  Same store sales declined 5.2%, though the Company believes it gained market share, as total television unit sales grew 28%, total furniture and mattress revenues grew 10.7% and total home appliance revenues grew 2.6%,
  Credit portfolio annualized net charge-off rate was 3.4%, and
  Diluted earnings per share were $0.22 for the second quarter of fiscal 2010.

Total revenues for the quarter ended July 31, 2009, increased 0.8% to $220.2 million, as compared to the same quarter in the prior fiscal year. Total net sales declined 0.2% to $190.3 million, as compared to the same quarter in the prior fiscal year. Revenue growth in furniture and mattresses and appliances was offset by declines in the consumer electronics and lawn and garden categories and service maintenance agreement commissions. Finance charges and other increased 2.5% to $29.8 million, and same store sales (revenues earned in stores operated for the entirety of both periods) decreased 5.2% during the second quarter of fiscal 2010. The same store sales decline was impacted by the increasingly challenging economic conditions experienced in the Company’s markets and the decline in average selling prices on flat-panel televisions. While the Company’s product sales increased only 0.1% during the quarter, it believes it grew its market share in consumer electronics, home appliances and furniture and mattresses. Retail sales for electronics and appliance stores in the United States declined approximately 14% during the quarter and retail sales for furniture and home furnishings retailers declined approximately 13% during the quarter, according to the U.S. Census Bureau News – Advance Monthly Sales for Retail and Food Services.

“While our second quarter performance did not meet our expectations, we feel that we gained market share across our core categories. As economic conditions continue to weigh on consumers, our customers are searching for value, customer service and financing, all of which are part of our unique shopping experience,” said the Company’s President and CEO, Timothy L. Frank. “For the second half of the year, we are focused on executing in our stores, growing our market share, maintaining strong credit quality in our credit portfolio and continuing to invest in the business to drive growth, while implementing identified cost saving opportunities and maintaining our focus on cost control.”

The Company delivered Net income on a GAAP basis of $4.9 million, or diluted earnings per share of $0.22, for the second quarter of fiscal 2010, despite the challenging economic conditions. Adjusted net income, excluding the non-cash fair value adjustments, was $4.9 million for the second quarter of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $11.0 million for the second quarter of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods, was $0.22 for the second quarter of fiscal 2010, compared with $0.49 for the second quarter of the prior fiscal year. Income in the current year quarter was reduced by the growth in the Company’s reserve for bad debts of $2.0 million, before taxes, or $0.06 per diluted share as a result of retaining customer receivables on its balance sheet. Prior to August 2008, the Company transferred substantially all new receivables to its off-balance sheet asset-backed securitization facility, as opposed to retaining the receivables on balance sheet under its asset-based loan facility completed in August 2008.

The credit portfolio performance reported for the quarter included an annualized net charge-off rate of 3.4% for the three months ended July 31, 2009, as compared to the 3.0% rate experienced during the quarter ended April 30, 2009, and the 2.8% rate experienced in the second quarter of the prior fiscal year. The net charge-off rate for the twelve month period ended July 31, 2009, was 3.3%. Additionally, the 60+ day delinquency rate was 7.6% at July 31, 2009, as compared to 6.9% at April 30, 2009, and 7.0% at July 31, 2008. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

Total revenues for the six months ended July 31, 2009, increased 3.3% to $451.5 million, as compared to the same period in the prior fiscal year. Total net sales increased 1.2% to $390.5 million and Finance charges and other increased 7.1% to $59.6 million. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 4.9% during the first six months of fiscal 2010. The Company reported Net income on a GAAP basis of $16.5 million, or diluted earnings per share of $0.73, for the first six months of fiscal 2010. Adjusted net income, excluding the non-cash fair value adjustments, was $15.5 million for the first six months of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $23.6 million for the first six months of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods, was $0.68 for the first six months of fiscal 2010, compared with $1.04 for the first six months of the prior fiscal year. Income in the current year-to-date period was reduced by growth in the Company’s reserve for bad debts of $2.8 million, before taxes, or $0.08 per diluted share as a result of retaining customer receivables on its balance sheet, as discussed above.

The Company has 75 stores in operation with plans to add three to five stores during the current fiscal year.

EPS Guidance

Today, as a result of the challenging economic environment the Company faced during the second quarter and its outlook for the remainder of the fiscal year, it revised its guidance for fiscal year 2010 (the year ending January 31, 2010) to earnings per diluted share, excluding fair value adjustments, of $1.40 to $1.60. The guidance includes an increased provision for bad debts, as compared to the prior year, due to the planned increase in the balance of customer receivables retained on the Company’s balance sheet, to provide the required reserve for future estimated losses. The Company expects the actual credit portfolio performance to be consistent with its historical performance.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, August 27, 2009, at 10:00 AM, CDT, to discuss its financial results for the quarter ended July 31, 2009. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-419-6596 or 719-325-4856.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing equity or debt markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment charges; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,

	2008	2009	2008	2009

Revenues
Total net sales	$190,639	$190,299	$385,712	$390,450
Finance charges and other	29,105	29,821	55,657	59,606
Increase (decrease) in fair value	(1,212)	91	(4,279)	1,481

Total revenues	218,532	220,211	437,090	451,537

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	136,787	140,761	275,845	286,631
Cost of parts sold, including warehousing and occupancy costs	2,264	2,797	4,594	5,384
Selling, general and administrative expense	62,900	64,867	123,268	127,492
Provision for bad debts	333	2,746	592	4,141

Total cost and expenses	202,284	211,171	404,299	423,648

Operating income	16,248	9,040	32,791	27,889
Interest (income) expense, net	(85)	942	(100)	1,528
Other (income) expense, net	128	(13)	106	(21)

Income before income taxes	16,205	8,111	32,785	26,382

Provision for income taxes	5,993	3,162	11,977	9,912

Net income	$10,212	$4,949	$20,808	$16,470

Earnings per share
Basic	$0.46	$0.22	$0.93	$0.73
Diluted	$0.45	$0.22	$0.92	$0.73
Average common shares outstanding
Basic	22,407	22,454	22,395	22,450
Diluted	22,620	22,660	22,591	22,675

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	July 31
	2009	2009

Assets
Current assets
Cash and cash equivalents	$11,798	$4,852
Other accounts receivable, net	32,878	22,763
Customer accounts receivable, net	61,125	115,696
Interests in securitized assets	176,543	164,090
Inventories	95,971	100,867
Deferred income taxes	13,354	14,333
Prepaid expenses and other assets	5,933	10,618
Total current assets	397,602	433,219
Non-current deferred income tax asset	2,035	3,597
Long-term customer accounts receivable, net	41,172	73,573
Total property and equipment, net	62,551	62,820
Goodwill and other assets, net	13,269	13,162
Total assets	$516,629	$586,371
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	5	60
Accounts payable	57,809	47,708
Accrued compensation and related expenses	11,473	7,551
Accrued expenses	23,703	25,024
Other current liabilities	25,541	22,735
Total current liabilities	118,531	103,078
Long-term debt	62,912	130,235
Fair value of derivatives	-	231
Deferred gains on sales of property	1,036	968
Total stockholders' equity	334,150	351,859
Total liabilities and stockholders' equity	$516,629	$586,371

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended		Six Months Ended
		July 31,		July 31,

		2008	2009	2008	2009

A	Product sales	$175,240	$175,389	$355,151	$360,206
B	Service maintenance agreement commissions, net	9,911	8,858	19,881	18,648
C	Service revenues	5,488	6,052	10,680	11,596
D	Total net sales	190,639	190,299	385,712	390,450
E	Finance charges and other	29,105	29,821	55,657	59,606
F	Net increase (decrease) in fair value	(1,212)	91	(4,279)	1,481
G	Total revenues	218,532	220,211	437,090	451,537
H	Cost of goods sold, including warehousing and occupancy cost	(136,787)	(140,761)	(275,845)	(286,631)
I	Cost of parts sold, including warehousing and occupancy cost	(2,264)	(2,797)	(4,594)	(5,384)
J	Gross margin dollars (G+H+I)	$79,481	$76,653	$156,651	$159,522

	Gross margin percentage (J/G)	36.4%	34.8%	35.8%	35.3%

K	Product margin dollars (A+H)	$38,453	$34,628	$79,306	$73,575
	Product margin percentage (K/A)	21.9%	19.7%	22.3%	20.4%

MANAGED PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007, 2008, 2009 and July 31, 2008 and 2009
(dollars in thousands, except average outstanding balance per account)

	January 31,				July 31,
	2006	2007	2008	2009	2008	2009

Total accounts	415,338	459,065	510,922	537,957	515,527	537,261
Total outstanding balance	$519,721	$569,551	$654,867	$753,513	$694,926	$745,878
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,401	$1,348	$1,388
60 day delinquency	$35,537	$37,662	$49,778	$55,141	$48,394	$57,042
Percent delinquency	6.8%	6.6%	7.6%	7.3%	7.0%	7.6%
Percent of portfolio reaged	17.6%	17.8%	16.6%	18.7%	15.9%	18.9%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	3.2%	3.0%	3.2%

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED
AND DILUTED EARNINGS PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2009	2008	2009
Net income, as reported	$10,212	$4,949	$20,808	$16,470
Adjustments:
(Increase) decrease in fair value	1,212	(91)	4,279	(1,481)
Tax impact of fair value adjustment	(427)	32	(1,506)	521
Net income, as adjusted	$10,997	$4,890	$23,581	$15,510

Average common shares outstanding - Diluted	22,620	22,660	22,591	22,675

Earnings per share - Diluted
As reported	$0.45	$0.22	$0.92	$0.73
As adjusted	$0.49	$0.22	$1.04	$0.68

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3359